UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 20, 2020

1-800-FLOWERS.COM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26841	11-3117311
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Old Country Road, Suite 500, Carle Place, New York 11514
(Address of Principal Executive Offices, and Zip Code)

(516) 237-6000
Registrant’s Telephone Number, Including Area Code

N/A
 (Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	FLWS	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 20, 2020, 1-800-FLOWERS.COM, Inc. (the “Company”), certain of its U.S. subsidiaries, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, entered into a First Amendment (the “First Amendment”) to the Company’s existing second amended and restated credit agreement, dated as of May 31, 2019 (filed as Exhibit 10.1 to the Company’s Form 8-K filed on June 5, 2019) (the “Existing Credit Agreement;” the Existing Credit Agreement, as amended by the First Amendment, the “Amended Credit Agreement”).

The First Amendment amends the Existing Credit Agreement to, among other modifications to the Existing Credit Agreement, (i) increase the aggregate principal amount of the existing revolving credit commitments from $200.0 million to $250.0 million, (ii) establish a new tranche of term A-1 loans in an aggregate principal amount of $100.0 million (the “new term loan facility”), (iii) increase the working capital sublimit with respect to the revolving credit facility from $175.0 million to $200.0 million and (iv) increase the seasonally-reduced revolving credit commitments from $100.0 million to $125.0 million for the period from January 1 through August 1 for each fiscal year of the Company.

The Amended Credit Agreement contains customary provisions for the optional and mandatory prepayment of loans under the new term loan facility. Such loans, once prepaid, may not be reborrowed. The new term loan facility will mature on May 31, 2024. Proceeds of the borrowing under the new term loan facility may be used for working capital and general corporate purposes of the Company and its subsidiaries, subject to certain restrictions.

Amounts borrowed under the revolving credit facility may be prepaid and reborrowed. The revolving credit facility, and all commitments in respect thereof, will terminate, and any outstanding borrowings thereunder will mature, on May 31, 2024. Proceeds of borrowings under the revolving credit facility may be used for working capital and general corporate purposes of the Company and its subsidiaries, subject to certain restrictions.

The Amended Credit Agreement is secured by substantially all of the assets of the Company and its U.S. subsidiaries that are guarantors thereunder. For each borrowing under the Amended Credit Agreement, the Company may elect that such borrowing bear interest at an annual rate equal to either (1) a base rate plus the applicable margin for the relevant class of borrowing, which such margins vary based on the Company’s consolidated leverage ratio, where the base rate is the highest of (a) the prime rate, (b) the New York fed bank rate plus 0.5% and (c) a LIBOR rate plus 1% or (2) an adjusted LIBOR rate plus an applicable margin varying based on the Company’s consolidated leverage ratio.

The Amended Credit Agreement requires that, while any borrowings or commitments are outstanding, the Company comply with certain financial covenants and affirmative covenants as well as certain negative covenants that, subject to certain exceptions, limit the Company’s ability to, among other things, incur additional indebtedness, make certain investments and make certain restricted payments. The Amended Credit Agreement also contains customary representations and warranties and events of default, including payment defaults. If such an event of default occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Amended Credit Agreement and other actions permitted to be taken by a secured creditor.

In the ordinary course of their respective businesses, the lenders and their affiliates have engaged, and may in the future engage, in commercial banking and financing transactions with the Company and its affiliates.

The summary of certain terms of the First Amendment and the Amended Credit Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information regarding the Company’s entry into the First Amendment provided under Item 1.01 above is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit
10.1
First Amendment, dated as of August 20, 2020, among 1-800-FLOWERS.COM, Inc., the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, to that certain Second Amended and Restated Credit Agreement, dated as of May 31, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1-800-FLOWERS.COM, INC.
Date: August 24, 2020	By	/s/ William E. Shea
William E. Shea
Senior Vice President, Treasurer and Chief Financial Officer